Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File Nos. 333-215406) filed by Monster Digital, Inc. of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 30, 2017, on our audits of the consolidated financial statements of Monster Digital, Inc. and Subsidiary as of December 31, 2016 and 2015 and for the years then ended, included in this Annual Report on Form 10-K of Monster Digital, Inc. for the year ended December 31, 2016.

/s/ CohnReznick LLP

Roseland, New Jersey
March 30, 2017